Exhibit 99.1

American Tower Contact:

Leah Stearns Director, Investor Relations

Telephone: +1 617 375 7500

AMERICAN TOWER CORPORATION COMPLETES NEW REVOLVING CREDIT FACILITY

Boston, Massachusetts – January 31, 2012: American Tower Corporation (NYSE: AMT) announced today that it has entered into a loan agreement in connection with its new $1.0 billion unsecured revolving credit facility.

At closing, American Tower borrowed $700 million under this new credit facility and used the proceeds, together with $625 million in borrowings from its $1.0 billion unsecured revolving credit facility entered into in April 2011 and cash on hand, to repay all amounts outstanding and accrued interest and related fees under its existing $1.25 billion senior unsecured revolving credit facility (“2007 Credit Facility”) and $325 million term loan. Upon repayment, American Tower terminated the 2007 Credit Facility.

The new credit facility has a term of five years, maturing on January 31, 2017, with a current interest rate of 1.625% plus LIBOR on the drawn portion and a commitment fee on the undrawn portion of 0.225%. The credit facility does not require amortization of payments and may be paid prior to maturity in whole or in part at American Tower’s option without penalty or premium. The credit facility allows American Tower to use borrowings for working capital needs and other general corporate purposes of American Tower and its subsidiaries, including, without limitation, to refinance or repurchase other indebtedness and to repurchase American Tower’s equity securities, in each case without additional lender approval.

About American Tower

American Tower is a leading independent global owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 40,000 communications sites in the United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectation for (i) the use of proceeds from the credit facility, (ii) the repurchase or refinancing of other indebtedness and (iii) the effect of the transactions described herein. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the nine months ended September 30, 2011 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###